Greg Lamb, CPA
2501 Millikin
Arlington, TX 76012
(817) 271-3352
FAX (817) 460-5262
g.lamb@comcast.net

CONSENT OF REGISTERED INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the inclusion in this Form SB-2 Amstar International of our report dated December 11, 2003, on our audit of the financial statements of Amstar Mortgage Corporation, as of September 30, 2003 and for the year then ended.

We consent to the inclusion in this Form SB-2 Amstar International, Inc. of our report dated December 8, 2004, on our audit of the consolidated financial statements of Amstar International, Inc., as of September 30, 2004 and for the year then ended.

Greg Lamb, CPA
December 8, 2004